EXHIBIT 10.2

Execution Version

NOTE ON REDACTED MATERIAL:  SECTIONS UNDER THE HEADINGS “DEFINITIONS”, “NOTICE OF PRODUCTION”, “REFINERY AND SHIPMENT”, “PRICE AND PURCHASE” AND “NOTICES” IN THIS AGREEMENT AND EXHIBIT A HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST (“REQUEST”) GRYPHON GOLD CORPORATION FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) CONCURRENTLY WITH THE FILING OF THE FORM 10-K TO WHICH THIS AGREEMENT IS AN EXHIBIT.  THE OMITTED MATERIAL  HAS BEEN FILED SEPARATELY WITH THE SEC AS PART OF THE REQUEST.  THE PLACE OF OMITTED PROVISIONS ARE INDICATED BELOW AS “*[REDACTED]”. SIX PAGES CONTAIN OMITTED PROVISIONS.

GOLD AND SILVER SUPPLY AGREEMENT

Between:

GRYPHON GOLD CORPORATION

BOREALIS MINING COMPANY

and

WATERTON GLOBAL VALUE, L.P.

Dated April 18, 2012

THIS GOLD AND SILVER SUPPLY AGREEMENT dated as of April 18, 2012,

B E T W E E N:

GRYPHON GOLD CORPORATION, a corporation organized and existing under the laws of the State of Nevada (“Gryphon”),

BOREALIS MINING COMPANY, a corporation organized and existing under the laws of the State of Nevada (“Borealis”)

(Gryphon and Borealis are hereinafter individually referred to as a “Seller” and collectively referred to as the “Seller”, with the obligations of each Seller under this Agreement applicable to each Seller on a joint and several liability basis);

- and -

WATERTON GLOBAL VALUE, L.P., a limited partnership organized and existing under the laws of the British Virgin Islands

(hereinafter, the “Buyer”)

WHEREAS, Borealis is a wholly-owned subsidiary of Gryphon;

WHEREAS, Borealis is the lessee or owner of certain unpatented mining claims, unpatented millsite claims, mineral rights and other rights and interests located in Mineral County, Nevada, as further described on Exhibit A attached hereto and incorporated herein (the “Properties”);

WHEREAS, each Seller agrees to sell, and the Buyer will have the right to buy, all of the Refined Gold and Refined Silver produced or otherwise originating from the Properties or any portion thereof at the price and on the terms described herein;

WHEREAS the Seller and the Buyer have entered into that certain Senior Secured Gold Stream Credit Agreement dated as of April 18, 2012 (as amended, modified, supplemented, replaced or restated, the “Credit Agreement”);

WHEREAS, this Agreement is independent of the Credit Agreement; and

WHEREAS, this Agreement and the agreements and obligations of each Seller hereunder  shall constitute a continuing covenant running with the land for the term set forth herein, which shall survive for the term described herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the Seller and the Buyer, the Seller and the Buyer agree as follows:

1.	DEFINITIONS

In this Agreement the following terms shall, unless otherwise defined, have the following meanings:

“Affiliate” means, with respect to a Person, (i) any partner, director, officer, ten percent (10%) or more shareholder, manager, member, employee or managing agent of that Person or that Person’s Affiliates; and (ii) any other Person (A) that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, that Person; (B) that directly or indirectly owns or holds (legally or beneficially) 10% or more of any class of voting stock or partnership, membership or other voting interest of that Person; or (C) 10% or more of the voting stock or partnership, membership or other voting interest of which is directly or indirectly owned or held (legally or beneficially) by that Person;

“Agreement”, “this Agreement”, “hereto”, “hereby”, “hereunder”, “hereof”, “herein” and similar expressions refer to this gold and silver supply agreement and not to any particular Article, section, subsection, paragraph, clause, subdivision or other portion hereof, and includes all amendments, modifications, supplements, extensions and replacements and any and every supplemental Agreement; and the expressions “Article”, “Section”, “subsection” and “paragraph” followed by a number mean and refer to the specified Article, section, subsection or paragraph of this Agreement;

“Alternative Debt Financing” has the meaning set out in Section 14.4 of this Agreement;

“Applicable Discount” means, with respect to all ounces of Refined Gold and Refined Silver sold to the Buyer pursuant to this Agreement *[REDACTED];

“Applicable Law” means, at any time, with respect to any Person, property, transaction, event or other matter, as applicable, all laws, rules, statutes, regulations, treaties, orders, judgments and decrees, and all official requests, directives, rules, guidelines, orders, policies, practices and other requirements of any Governmental Authority relating or applicable at such time to such Person, property, transaction, event or other matter, and also includes any interpretation thereof by any Person having jurisdiction over it or charged with its administration or interpretation;

“Applicable LBMA Price” means: *[REDACTED];

“Authorization” means any authorization, consent, approval, resolution, licence, exemption, filing, notarization or registration;

“Business Day” means any day (other than Saturday or Sunday) when banks are open for general business in Toronto, Ontario;

“Buyer’s Account” has the meaning set out in Section 4.2 of this Agreement;

“Encumbrances” means any and all liens, charges, mortgages, hypothecs, encumbrances, pledges, security interests, prior claims, royalties, taxes, proxies, preferential rights, options and third party rights or any other encumbrances of any nature whatsoever, whether registered or unregistered;

“Environmental Laws” means all federal, provincial, state, municipal, county, local and other laws, statutes, codes, ordinances, by-laws, rules, regulations, policies, guidelines, certificates, approvals, permits, consents, directions, standards, judgments, orders and other Authorizations, as well as common law, civil laws and other jurisprudence or authority, in each case, domestic or foreign, having the force of law at any time relating in whole or in part to any Environmental Matters and any permit, order, directions, certificate, approval, consent, registration, licence or other Authorization of any kind held or required to be held in connection with any Environmental Matters;

“Environmental Matters” means:

(a)
any condition, any activity, or substance, heat, energy, sound, vibration, radiation or odor that may affect any component of the earth and its surrounding atmosphere or affect human health or any plant, animal or other living organism; and

(b)	any waste, toxic substance, contaminant or dangerous good or the deposit, release or discharge of any thereof into any component of the earth and its surrounding atmosphere;

“Generally Accepted Accounting Principles” means generally accepted accounting principles in the United States of America, consistently applied;

“Governmental Authority” means the government of any nation and any state, provincial, territorial, divisional, county, regional, city and other political subdivision thereof, any tribal, aboriginal or native government or corporation, and any union or commonwealth of multiple countries, such as the European Union, in each case in which any property of Seller is located or which exercises valid jurisdiction over any such property or Person, or in which the Seller conducts business or is otherwise present, and any entity, court, arbitrator or board of arbitrators, agency, department, commission, board, bureau, regulatory authority or instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions that exercises jurisdiction over Seller or its properties or assets, including the Properties, and any securities exchange or securities regulatory authority to which Seller is subject;

“Indemnified Parties” has the meaning set out in Section 18.5 of this Agreement;

“knowledge” means, in respect of any Person, such knowledge after due and diligent inquiry;

“LBMA” means the London Bullion Market Association;

“London Good Delivery Bars” means gold or silver bars which are defined in and meet the standards and specifications of the LBMA;

“Material Adverse Effect” means, when used with reference to any event or circumstance, any event or circumstance which has, had, or could reasonably be expected to have:

(a)	a material adverse effect on any of the business, operations, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of the Properties or the Seller; or

(b)	a material adverse effect on the ability of the Seller to perform any obligation under this Agreement;

“Mining Assets” means all material assets and equipment owned, leased or used in the mining operations conducted on or at the Properties and, for greater certainty, includes the Mining Rights;

“Mining Rights” means all surface, subsurface, mineral and other real property rights, concessions and interests, including, without limitation, all fee interests, patented mining claims, unpatented mining claims, unpatented millsites, leasehold interests, option rights, mining concessions, mineral rights or participating interests or other property or proprietary interests or rights, and all related, associated or appurtenant rights and interests, in respect of the Properties;

“ounce” means troy ounce;

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company, corporation or other similar entity howsoever designated, with or without share capital, body corporate, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, government or Governmental Authority or entity, however designated or constituted;

“Pricing Date” has the meaning set out in Section 3.2 of this Agreement;

“Production Notice” has the meaning set out in Section 3.2 of this Agreement;

“Purchase Notice” has the meaning set out in Section 3.2 of this Agreement;

“Properly Contested” means, with respect to any obligation of the Seller, (a) the obligation is subject to a bona fide dispute regarding the amount or the Seller’s liability to pay, (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued, (c) appropriate reserves have been established in accordance with Generally Accepted Accounting Principles, (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Seller, and (e) no Encumbrance is imposed on any assets of the Seller;

“Properties” has the meaning set out in the Recitals to this Agreement, and for the purpose of certainty, the Properties includes the Mining Rights and shall include any re-staking or relocation of any unpatented claims in the same area and the addition of any adjacent or appurtenant unpatented claims, leasehold interests, patented claims, fee property or other real property interests;

“Purchase Price” has the meaning set out in Section 6.1 of this Agreement;

“Refined Gold” means all and any refined gold bullion produced, derived or resulting from Unrefined Gold originating from the Properties or any portion thereof;

“Refined Silver” means all and any refined silver bullion produced, derived or resulting from Unrefined Silver originating from the Properties or any portion thereof;

“Refinery” means the refinery as determined from time to time pursuant to Section 4.1 of this Agreement;

“Security Interest” means any security interest, assignment by way of security, mortgage, deed of trust, charge (whether fixed or floating), hypothec, deposit arrangement, pledge, lien, royalty, encumbrance, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing);

“Seller” means, individually and collectively, Gryphon Gold Corporation, a corporation organized and existing under the laws of the State of Nevada; Borealis Mining Company, a corporation organized and existing under the laws of the State of Nevada; and each of their respective successors and permitted assigns;

“Seller’s Account” means one or more nominated bank accounts as may be agreed to by the Buyer and the Seller;

“Term” has the meaning set out in Section 13.1 of this Agreement;

“Threshold Date” means the date that is three (3) years after the date on which the Credit Agreement and all amounts and obligations owing thereunder have been indefeasibly repaid in full;

“Transfer” when used as a verb, means to sell, grant, assign, convey, encumber, hypothecate, pledge or otherwise transfer or dispose of or commit to transfer or dispose of, directly or indirectly, including, without limitation, through mergers, arrangements, amalgamations, consolidations, asset sales, spin-out transactions or otherwise. When used as a noun, “Transfer” means a sale, transfer, grant, assignment, conveyance, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including, without limitation, through mergers, arrangements, amalgamations, consolidations, asset sale, spin-out transaction or otherwise;

“U.S. Dollars” means the currency of the United States of America;

“Unrefined Gold” means raw or crushed ore, concentrate, doré and/or other unrefined gold; and

“Unrefined Silver” means ore, concentrate, doré and/or other unrefined silver.

2.	SALE AND PURCHASE

2.1
Each Seller hereby agrees to sell, and the Buyer hereby has the right to purchase, all Refined Gold and all Refined Silver at the Purchase Price and otherwise subject to the terms and conditions of this Agreement.

3.	NOTICE OF PRODUCTION

3.1
The Seller shall provide the Buyer with a written, bi-weekly notice of its estimated then-current mining activities and gold and silver production and inventory levels with respect to each Property, including (i) tons of material removed from the pit, (ii) tons of material added to heap leach pads, (iii) estimated ounces of gold and ounces of silver on heap leach pads, (iv) estimated ounces of gold and ounces of silver in solution, in ponds and in carbon columns (or other recovery methods), (v) ounces of gold and ounces of silver recovered from leaching, (vi) ounces of gold and ounces of silver in the form of concentrate or doré shipped to a refinery, and (vii) estimated ounces of gold and ounces of silver to be produced from each Property and shipped to a refinery during the forthcoming two-week period, all such actual amounts and estimates to be calculated in accordance with industry standards applied in a reasonable and prudent manner.

3.2
The Seller shall from time to time (subject to the Seller’s obligations under Section 10 hereof) also provide the Buyer with written notice of the actual number of ounces of Refined Gold and Refined Silver produced by the Seller (a “Production Notice”).  Within *[REDACTED] of receipt of the Production Notice, the Buyer shall notify the Seller in writing if the Buyer shall exercise its right to purchase such Refined Gold or Refined Silver (a “Purchase Notice”); *[REDACTED].  The date of such Purchase Notice shall be the “Pricing Date”.  Promptly following the Buyer’s delivery of a Purchase Notice to the Seller, the Seller shall effect delivery of any ounces of Refined Gold or Refined Silver purchased by the Buyer pursuant to this subsection in accordance with Section 5 hereof and the Buyer shall make payment for such ounces in accordance with Section 6 hereof.

4.	REFINERY AND SHIPMENT

4.1
The Seller agrees and undertakes during the Term to promptly process and/or ship to *[REDACTED] or other recognized refinery any and all Unrefined Gold and Unrefined Silver upon such Unrefined Gold or Unrefined Silver being produced, and the Seller shall ship such Unrefined Gold or Unrefined Silver to *[REDACTED] or such other refinery in the vicinity of the Properties as agreed by the Buyer and the Seller from time to time (the “Refinery”) for processing into Refined Gold and Refined Silver, respectively.

4.2
The Seller will ensure that any Refined Gold or Refined Silver produced by the Refinery and purchased by the Buyer from time to time pursuant to Section 3.2 shall be promptly credited to the Buyer’s metals account at *[REDACTED] or as otherwise designated by the Buyer from time to time (with such account, at such institution designated by the Buyer being, the “Buyer’s Account”); for purposes of certainty, such Refined Gold and Refined Silver shall be credited to the Buyer’s Account no later than *[REDACTED] after the Refinery is liable to give possession of the Refined Gold or Refined Silver to the Seller.

5.	DELIVERY

5.1	The Refined Gold and Refined Silver shall be delivered to the Buyer in the form of London Good Delivery Bars, which shall conform to the stated requirements for good delivery by the LBMA.

5.2
In relation to any Refined Gold or Refined Silver purchased by the Buyer under this Agreement, delivery is deemed to have occurred on the day that the relevant Refined Gold or Refined Silver is credited to the Buyer’s Account, with title to such Refined Gold and Refined Silver being transferred to the Buyer in accordance with Section 8 hereof.

6.	NOTICE OF PRODUCTION

6.1	The purchase price per ounce for all Refined Gold and Refined Silver purchased by the Buyer shall be equal to: *[REDACTED] (the “Purchase Price”).

6.2
The Buyer will pay for the Refined Gold and the Refined Silver credited to the Buyer’s Account at the Purchase Price from time to time on the Business Day after the Buyer’s Account has been credited with Refined Gold or Refined Silver that meets LBMA good delivery requirements.

6.3	All payments under this Agreement shall be made in U.S. Dollars via wire transfer to the Seller’s Account.

7.	INSPECTION

7.1
The Buyer and its auditors or other representatives shall, upon ten (10) days notice to the Seller and at a reasonable time during regular business hours, have the right to audit the Seller’s accounts, books, records and other information relating to mineral production, including, but not limited to, production of Unrefined Gold and Unrefined Silver, deliveries of Unrefined Gold and Unrefined Silver to the Refinery or any other refinery or purchaser, deliveries of Refined Gold or Refined Silver to the Buyer or any other purchaser and refinery records related to Refined Gold and Refined Silver.

7.2
If such audit determines that there has been a deficiency in any delivery of Refined Gold or Refined Silver made to the Buyer, such deficiency will be resolved by adjusting the next delivery due hereunder.

7.3
The Buyer will pay all the costs and expenses of such audit unless a deficiency of 5% or more of the Refined Gold or Refined Silver due is determined to exist, in which case the Seller will pay the costs thereof.

8.	INSURANCE, TITLE AND RISK

8.1
Title and risk on all Refined Gold and Refined Silver shall be transferred to the Buyer from the Seller at the later of (i) the time the relevant Refined Gold or Refined Silver has been credited to the Buyer’s Account, and (ii) the time that the Purchase Price for the relevant Refined Gold or Refined Silver has been credited to the Seller’s Account.  The Seller shall convey and transfer the Refined Gold and Refined Silver to the Lender with good and marketable title thereto, free and clear of all Encumbrances and adverse claims of any nature or description.

8.2
The Seller shall be responsible for all costs and expenses relating to Unrefined Gold, Unrefined Silver, Refined Gold and Refined Silver, including but not limited to mining, crushing, milling, processing, transportation, refining, warehousing, storage, customs, duties, taxes, security, and insurance, accrued, incurred or paid prior to the passing of title and risk as per Section 8.1 above.

9.	TAXES, TARIFFS AND DUTIES

9.1
All taxes, tariffs, duties, customs, export or import charges and other related costs and expenses arising or incurred in relation to any Unrefined Gold, Unrefined Silver, Refined Gold or Refined Silver prior to the transfer of title and risk of the relevant Refined Gold or Refined Silver to the Buyer in accordance with Section 8.1 shall be borne by the Seller.

9.2
All taxes (including sales, consumption, goods and services, value added and similar taxes arising in connection with the purchase and sale of Refined Gold and Refined Silver), tariffs, duties, customs, export or import charges and other related costs and expenses arising or incurred in relation to any Refined Gold and Refined Silver after the transfer of title and risk of such Refined Gold and Refined Silver to the Buyer in accordance with Section 8.1 shall be borne by the Buyer.

10.	WARRANTY

10.1	The Seller undertakes, warrants and agrees:

(a)
not to sell, transfer, assign, convey or deliver any Refined Gold, Refined Silver, Unrefined Gold or Unrefined Silver originating from any Property or any portion thereof to any Person other than the Buyer, other than Refined Gold or Refined Silver in respect of which the Buyer has not delivered a Purchase Notice;

(b)
to deliver forthwith all Unrefined Gold and Unrefined Silver originating from the Properties to the Refinery, promptly upon production of the same, and to cause the Unrefined Gold and Unrefined Silver to be processed and refined to Refined Gold and Refined Silver, respectively, forthwith upon receipt;

(c)	to sell to the Buyer all Refined Gold and Refined Silver resulting from Unrefined Gold and Unrefined Silver that is severed from the Properties or any portion thereof during the Term;

(d)
to convey and properly transfer to the Buyer all legal and beneficial right, title and interest in and to all Refined Gold and Refined Silver delivered to the Buyer, with good and marketable title thereto;

(e)	that all Refined Gold and Refined Silver delivered to the Buyer shall be free and clear of any and all Encumbrances and adverse claims of any nature or description; and

(f)	that all Refined Gold and Refined Silver delivered to the Buyer shall meet the standards and specifications of the LBMA.

11.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

11.1
Each Seller hereby represents and warrants to the Buyer that the representations and warranties of the Borrower set out in the Credit Agreement are true and correct in all material respects, and each Seller hereby makes the representations and warranties set out in the Credit Agreement, mutatis mutandis, as if each such representation and warranty was set forth herein and originally made by such Seller herein.

11.2	The Seller further agrees that:

(a)	such representations and warranties are incorporated herein by reference and form an integral part of this Agreement; and

(b)	the Buyer has the benefit of such representations and warranties as though they were contained in this Agreement.

12.	COVENANTS OF THE SELLER

12.1	The Seller covenants with the Buyer as follows:

(a)
the Seller will at all times maintain its corporate existence, obtain and maintain all Authorizations required or necessary in connection with its business, the Properties and to carry on and conduct its business in a reasonably proper and efficient manner;

(b)
the Seller will keep or cause to be kept proper books of account and make or cause to be made therein true and complete entries of all of its dealings and transactions in relation to its business in accordance with Generally Accepted Accounting Principles, and at all reasonable times it will furnish or cause to be furnished to the Buyer or its duly authorized agent or attorney such information relating to its operations as the Buyer may reasonably request and such books of account shall be open for inspection by the Buyer or such agent or attorney upon reasonable request;

(c)	the Seller will duly and punctually perform and carry out all of the covenants and acts or things to be done by it as provided in this Agreement;

(d)
the Seller will obtain and maintain all required governmental Authorizations, approvals, licences and permits and third party approvals and consents for development and operation of the Properties, including but not limited to all Authorizations required under Environmental Laws;

(e)
if and to the extent that the Seller is prevented or prohibited from carrying on any of its mining activities in respect of the Properties by virtue of any action, rule, decision or restriction imposed by a Governmental Authority, the Seller will diligently and in good faith pursue all commercially reasonable remedies in compliance with all Applicable Laws and as the Buyer may reasonably require from time to time;

(f)	the Seller will comply in all respects with all Applicable Law, including Environmental Laws;

(g)	the Seller will operate in such manner so as to not give rise to liabilities under any Environmental Laws (including reclamation obligations) and to avoid a Material Adverse Effect;

(h)
the Seller will maintain policies of insurance with responsible carriers and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Seller operates;

(i)
the Seller will promptly notify the Buyer in writing upon becoming aware of: (i) any material suit, proceeding or governmental investigation pending or, to the Seller’s knowledge, threatened or any notification of any challenge to the validity of any Authorization, relating to the Seller, the Properties or any of the Mining Assets, (ii) any force majeure event under any document relating to the Properties, and (iii) any suit, proceeding, demand, claim or governmental investigation or communication pending or threatened against it;

(j)
the Seller will pay and discharge or cause to be paid and discharged, promptly when due, all taxes, assessments and governmental charges or levies imposed upon it or in respect of any of its property or assets, or upon the income or profits therefrom as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Security Interest thereupon; provided however, that it shall not be required to pay or cause to be paid any such tax, assessment, charge, levy or claim being Properly Contested;

(k)
the Seller will maintain all unpatented mining claims included as part of the Properties in accordance with Applicable Laws and the Seller will cause all necessary and proper commercially reasonable steps to be taken diligently to protect and defend the Properties and the Mining Assets against any adverse claim or demand, including without limitation, the employment or use of counsel for the prosecution or defense of litigation and the contest, settlement, release or discharge of any such claim or demand; and

(l)
the Seller hereby covenants and agrees with the Buyer that, except with the prior written consent of the Buyer, it will not enter into or become party or subject to any dissolution, winding-up or similar transaction or proceeding.

13.	TERM AND TERMINATION

13.1
Subject to Section 15.1, this Agreement shall remain in full force and effect from the date hereof and shall continue to and until the date on which the Buyer, acting reasonably, has determined that all planned and potential mining operations with respect to the Properties have been completed and performed, the mineral potential of the Properties has been exhausted, and the owner and/or operator of the Properties has permanently ceased mining operations with respect thereto (the “Term”).  For greater certainty, delays in placing the Properties into commercial production, placing the Properties on a care and maintenance status, the suspension of operations, in whole or in part, or other delays in production or periods of inactivity, for any period of time and from time to time, whether due to a Force Majeure Event, economic factors, delays or suspension of operations due to Applicable Law or actions of Governmental Authorities, or otherwise, shall not toll this Agreement, require the Buyer to determine that mining operations have ceased, or otherwise result in the termination of this Agreement, and the Term shall be extended by an equivalent number of days during which the Properties was on a care and maintenance status, suspension of operations, subject to a Force Majeure event or other suspension for whatever reason. Each party shall have the right, by providing thirty (30) days prior written notice to the other party, to terminate this Agreement if the other party commits a material breach of any of the terms and conditions of the Agreement and fails to rectify such breach within thirty (30) days following its receipt of such notice of breach from the non-breaching party.  Any such termination shall be without prejudice to any rights accrued or duties arising prior to termination.

14.	TRANSFERS

14.1
The Seller agrees not to directly or indirectly Transfer or enter into any agreement to directly or indirectly Transfer the Properties, the Mining Rights or any portion thereof or any right therein, except expressly subject to the satisfaction of all conditions set forth in this Section 14.  Any Transfer or purported Transfer that does not comply with this Section 14 shall be void ab initio. The Seller shall be permitted to Transfer, directly or indirectly, in whole or in part: (i) the Properties, including the Mining Rights or any portion thereof or any right therein; or (ii) its rights and obligations under this Agreement, in each case only so long as the following conditions precedent set forth below are satisfied.  If such conditions are satisfied in respect of a Transfer that constitutes a Transfer to a bona fide third party purchaser of the applicable part or parts of the Mining Rights (and not to a mortgagee, chargeholder, encumbrancer or surviving company after completion of a merger, arrangement, consolidation or spin-out transaction), the Seller shall be released from its obligations under this Agreement upon the completion of such Transfer.  The conditions precedent are as follows:

(a)	the Seller shall provide the Buyer with at least 30 days prior written notice of its intent to Transfer;

(b)
any purchaser, merged company, transferee, successor or assignee shall, as a condition precedent to the Transfer, agree in writing in favour of the Buyer (in form and content satisfactory to the Buyer in its sole discretion) to abide by and be bound by this Agreement and all terms, obligations and covenants contained herein;

(c)
any purchaser, merged company, transferee, successor or assignee shall, in the reasonable judgment of the Buyer, have the financial capability and commitment to advance or continue the operation and development of the Properties and shall otherwise be capable of performing the obligations of the Seller under this Agreement;

(d)
the Buyer, in its judgment in its sole discretion, shall not, as a result of such Transfer, suffer or be reasonably likely to suffer a material adverse effect in relation to the transactions set forth in this Agreement; and

(e)
any transferee that is a mortgagee, chargeholder or encumbrancer agrees to obtain an agreement in writing in favour of the Buyer from any subsequent purchaser or transferee of such mortgagee, chargeholder or encumbrancer that such subsequent mortgagee, chargeholder or encumbrancer will be bound by the terms of the Agreement, as applicable and to the extent possible.

14.2
The Seller may relinquish, surrender, abandon or terminate all or any part of the Mining Rights if the Seller reasonably determines that the cost of maintaining such relinquished, surrendered, abandoned or terminated Mining Rights is not justified.  If the Seller acquires, reacquires, restakes or relocates any Mining Rights that cover or relate to or are contiguous with or appurtenant to any portion of the Properties that was released, surrendered, abandoned, terminated, lapsed or relinquished, this Agreement shall apply fully to such acquired, reacquired, restaked or relocated portion.

14.3	The Seller may enter into a joint venture with another Person or Persons with respect to the Properties provided that:

(a)	the Seller shall provide the Buyer with at least 30 days prior written notice of its intent to enter into a joint venture in respect of the Properties;

(b)	the Seller retains at least a 50% undivided interest in the Properties;

(c)	the Seller is at all times the operator of the Properties;

(d)	each joint venture counterparty agrees to sell any and all Refined Gold and Refined Silver attributable to it to the Buyer pursuant to the terms of this Agreement; and

(e)
each joint venture participant agrees in a document, or documents, acceptable to the Buyer, acting reasonably, with the Seller, the Buyer and any other joint venture participant to assume on a joint and several basis with the Seller all of the obligations and duties under this Agreement.

14.4
Prior to the Threshold Date, without the Buyer’s prior written consent, the Seller shall not enter into any alternative debt financing arrangement (an “Alternative Debt Financing”) whereby the Seller agrees to deliver to the provider of such financing any Refined Gold, Refined Silver, Unrefined Gold or Unrefined Silver, or assign or otherwise convey any right to receive the proceeds or income therefrom.  After the Threshold Date, in the event the Seller enters into an Alternative Debt Financing arrangement, the Buyer agrees to reasonably negotiate the amendment of this Agreement in order to accommodate (and not contradict) the terms and conditions of such Alternative Debt Financing.

15.	FORCE MAJEURE

15.1
To the extent that a failure to perform any of the obligations under this Agreement is caused by the occurrence of a Force Majeure Event, the Seller shall immediately notify the Buyer in writing and no default shall arise under this Agreement by reason of any failure of Seller to perform, or any delay in the performance of, any of its obligations under and in accordance with this Agreement to the extent that such failure to perform or delay in performance is caused by the occurrence of a Force Majeure Event.  For purposes of this Agreement, “Force Majeure Event” means an act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes. The Term of this Agreement and Seller’s performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

15.2	The Seller shall give prompt written notice to the Buyer once the cause of such Force Majeure has been resolved.

15.3
It is understood that once the Force Majeure is lifted, the Seller will thereafter be required to fulfill its obligations under this Agreement in respect of any shipments taking place after the lifting of the Force Majeure.

16.	NOTICES

16.1
Any notice to the Seller under the provisions of this Agreement shall be valid and effective if delivered personally, by courier or by facsimile transmission to or, if given by registered mail, postage prepaid, addressed to, the Seller at *[REDACTED]  and shall be deemed to have been given on the date of delivery personally or by facsimile transmission if so delivered prior to 5:00 pm. (Toronto time) on a Business Day and otherwise on the next Business Day or on the third Business Day after such letter has been mailed, as the case may be.  The Seller may from time to time notify the Buyer of a change in address which thereafter, until changed by further notice, shall be the address of the Seller for all purposes of this Agreement.

16.2
Any notice to the Buyer under the provisions of this Agreement shall be valid and effective if delivered personally, by courier or by facsimile transmission to or, if given by registered mail, postage prepaid, addressed to the Buyer at its principal office at *[REDACTED], and shall be deemed to have been given on the date of delivery personally or by facsimile transmission if so delivered prior to 5:00 p.m. (Toronto time) on a Business Day and otherwise on the next Business Day or on the third Business Day after such letter has been mailed, as the case may be.  The Buyer may from time to time notify the Seller of a change in address which thereafter, until changed by further notice, shall be the address of the Buyer for all purposes of this Agreement.

16.3
Any notice provided for in this Agreement may be waived in writing by the party entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

17.	BINDING EFFECT; COVENANT RUNNING WITH THE LAND

17.1
The parties hereto acknowledge and agree that, subject to applicable law, this Gold and Silver Supply Agreement and the covenants, terms, and conditions herein contained shall constitute continuing “covenants running with the land” and that the performance of the provisions under this Agreement remain an obligation not only for the current owner, title holder, claim holder, concession holder or licencee but also of any and all Persons who subsequently acquire or receive all or any interest in the Properties and the Mining Rights.

17.2
Accordingly, the Seller shall at or before the execution of this Agreement deliver to the Buyer and/or the Buyer's lawyers all such documents as may be necessary to permit the Buyer to register and record this Agreement against title to the Properties. Legal counsel for the Seller shall assist the Buyer and/or its counsel in preparing and filing and such documents.  The parties agree that the Buyer may, and shall, record this Agreement (or a memorandum or short form of this Agreement) in the official records of the applicable county.

18.	GENERAL

18.1
This Agreement embodies the final, entire agreement between the parties hereto in respect of the matters described herein and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

18.2
No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure therefrom or any of the terms, conditions, or provisions thereof, shall be effective unless the same shall be in writing and signed by each of the parties hereto.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

18.3
This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.  This Agreement may be validly executed and delivered by facsimile, portable document format (.pdf) or other electronic transmission, and delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic delivery (including e-mail) shall be as effective and binding as delivery of a manually executed counterpart thereof.

18.4	Time is of the essence of this Agreement.

18.5
In consideration for the Buyer entering into this Agreement, each Seller agrees to indemnify, save harmless and defend the Buyer and its respective Affiliates, partners, officers, directors, employees, agents and controlling persons (the “Indemnified Parties”, and individually each, an “Indemnified Party”) each of the Indemnified Parties from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities, taxes, obligations, penalties, fines, charges, disbursements, payments or expenses of whatsoever nature or kind including the aggregate amount paid in reasonable settlement of any of the foregoing and the reasonable fees, disbursements and taxes of their counsel in connection with any of the foregoing to which an Indemnified Party may become subject or otherwise involved in any capacity insofar as they relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, this Agreement, the transactions contemplated hereby, the Properties (or any portion thereof) or the business or operations of any Seller, except to the extent that any losses, expenses, claims, actions, damages or liabilities incurred by the Indemnified Party are determined by a court of competent jurisdiction to have resulted primarily from the gross negligence, wilful misconduct or fraud of such Indemnified Party.

18.6
The Seller shall obtain and use commercially reasonable efforts to maintain and keep in good standing all mining claims, governmental permits and licenses, as the case may be, which are necessary for the performance of the Seller’s obligations under this Agreement.

18.7	Each of the rights and remedies of the Buyer under this Agreement is without prejudice to any other right or remedy that the Buyer may have whether under this Agreement or otherwise.

18.8
If any provision of this Agreement is found by any court, tribunal or administrative body of competent jurisdiction to be wholly or partly illegal, invalid, void, voidable, unenforceable or unreasonable it shall, to the extent of such illegality, invalidity, voidness, voidability, unenforceability or unreasonableness, be deemed severable and the remaining provisions of this Agreement and the remainder of such provision shall continue in full force and effect.

18.9	Failure or delay by the Buyer in enforcing or partially enforcing any provision of this Agreement shall not be construed as a waiver of any of its rights under this Agreement.

18.10
The Seller agrees to pay on demand all reasonable costs and expenses of the Buyer in connection with the negotiation, preparation, execution, and delivery of this Agreement and the other documents and Instruments to be delivered hereunder, including, without limitation the reasonable fees and expenses of legal counsel and all other out-of-pocket expenses of the Buyer.

18.11
Any waiver of the Buyer of any breach of, or default under, any provision of this Agreement by the Seller shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

18.12
This Agreement and all its provisions shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto; provided, that the Seller shall not Transfer this Agreement except in accordance with Section 14.  The Buyer may, at any time, without the consent of the Seller, transfer or assign to its respective successors and Affiliates all or any part of this Agreement.

18.13
Nothing contained in this Agreement shall be deemed to constitute either party the partner or joint venturer of the other.  It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining partnership, commercial partnership or other partnership, joint venture or fiduciary relationship.

18..14
Gryphon and Borealis are engaged in related businesses and are integrated to such an extent that the financial strength and flexibility of each Seller has a direct, tangible and immediate impact on the success of the other Seller.  Each Seller shall cause the other Seller to perform the obligations under this Agreement and each Seller hereby irrevocably guarantees the performance of the obligations under this Agreement by the other Seller.  Each Seller waives any right to revoke, terminate or suspend its guarantee granted hereby and acknowledges that it entered into such guarantee in contemplation of the benefits that it would receive.

18.15
The Seller agrees to execute, acknowledge, notarize and deliver to the Buyer such other and further agreements, documents, certificates and instruments and do or cause to be done such other acts as the Buyer reasonably determines to be necessary or desirable to effect the intent of the parties to this Agreement or otherwise to protect and preserve the interests of the Buyer hereunder.

19.	RULE AGAINST PERPETUITIES

19.1
In the event that a court of competent jurisdiction determines that the term or any other provision of this Agreement violates the rule against perpetuities, then the term of this Agreement shall automatically be revised and reformed to coincide with the maximum term permitted by the rule against perpetuities, or such other provisions shall automatically be revised and reformed as necessary to comply with the rule against perpetuities, and this Agreement shall not be terminated solely as a result of a violation of the rule against perpetuities.

20.	RIGHTS OF SET-OFF

20.1
Each party shall have the right to set-off and apply any and all cash payment obligations at any time owing by one party to or for the credit or the account of the other party against any and all cash payment obligations owing by such party, whether arising under this Agreement or the Credit Agreement.  Prior to exercising any right of set-off, a party desiring to apply the right of set-off provided  by this Agreement shall first provide written notification to the other party, whereupon the parties shall mutually agree as to the calculation and application of any such set-off prior to applying any such set-off rights arising under this Agreement.  Each party hereby expressly authorizes the other party to so set-off and apply any and all such amounts, only so long as such party has complied with the provisions hereof.  The right of set-off provided by this paragraph is in addition to, and not in limitation or derogation of, any and all other rights and remedies of each party, whether under this Agreement, the Credit Agreement or otherwise.

21.	GOVERNING LAW AND JURISDICTION

21.1
This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nevada and shall be treated in all respects as a Nevada contract.  The parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the State of Nevada.  Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court in the State of Nevada.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement under the hands of their proper officers duly authorized in that behalf as of the date first above written.

GRYPHON GOLD CORPORATION

By:
Name:
Title:

BOREALIS MINING COMPANY

By:
Name:
Title:

WATERTON GLOBAL VALUE, L.P., by its Investment Manager, ALTITUDE MANAGEMENT LIMITED

By:
Authorized Signing Officer

[Signature Page to Gold and Silver Supply Agreement]

Exhibit A

To

Gold and Silver Supply Agreement

[*REDACTED]

(See attached pages 2-18)